Exhibit 17.2

                                                                   OLGA MALITSKI
                                                          63-5 Kombinostroiteley
                                                         Birobidjan, EAO, 679014
                                                                          Russia

To: Board of Directors of Nature of Beauty Ltd

Hand Delivered

                                  July 13, 2009

Please accept my resignation from the Board of Directors and all executive officer positions of the Company this 13th Day of July 2009 by this notice given in accordance with the Bylaws of the Company and Nevada Revised Statutes governing affairs of the Company.

By acknowledgement and acceptance of this resignation by any duly appointed member of the Board of Directors, the Company agrees to hold me harmless from any actions or omissions of the Company from this date forward.

Very Truly Yours


By: /s/ Olga Malitski
   -------------------------------
   Olga Malitski


ACKNOWLEDGED & ACCEPTED:


By:
   -------------------------------
   Authorized Signatory